Exhibit 99.7

CONSENT

The undersigned hereby consents to being named in this joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by SM Energy Company (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of November 2, 2025, by and among SM Energy Company, Civitas Resources, Inc. and Cars Merger Sub, Inc. as a person who will become a director and to the filing of this consent as an exhibit to the Registration Statement.

Date: December 5, 2025

/s/ Wouter van Kempen
Name:	Wouter van Kempen